Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-200184) and related Prospectus of TRI Pointe Group, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated March 12, 2015, except for Note 22, as to which the date is April 15, 2015, with respect to the consolidated financial statements of TRI Pointe Homes, Inc. included in its Current Report on Form 8-K dated April 15, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
July 7, 2015